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                                                                    EXHIBIT 11

                  MECHANICAL DYNAMICS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share data)
                                  (unaudited)

                                                     Three Months Ended                    Six Months Ended
                                                           June 30,                            June 30,
                                                         1996    1995                        1996     1995
============================================================================================================
PRIMARY EARNINGS PER SHARE:
  Net income                                             $561     $380                       $932      $543
    Accretion of warrants                                   0       59                          0       110
- ------------------------------------------------------------------------------------------------------------
  Net income available to common shareholders            $561     $321                       $932      $433
- ------------------------------------------------------------------------------------------------------------

  Weighted average common shares outstanding           4,643     3,254                      4,226     3,256
  Shares issued below fair market value                    0        47                          0        47
  Converted preferred shares                               0       485                          0       485
  Effect of stock options and warrants                    86        53                         69        42
- ------------------------------------------------------------------------------------------------------------
    Adjusted shares outstanding                        4,729     3,839                      4,295     3,830
- ------------------------------------------------------------------------------------------------------------

  Net income per common share                          $0.12     $0.08                      $0.22     $0.11
============================================================================================================

FULLY DILUTED EARNINGS PER SHARE:
  Net income available to common shareholders           $561      $321                       $932      $433
- ------------------------------------------------------------------------------------------------------------

  Weighted average common shares outstanding           4,643     3,254                      4,226     3,256
  Shares issued below fair market value                    0        47                          0        47
  Converted preferred shares                               0       485                          0       485
  Effect of stock options and warrants                   104        57                        104        57
- ------------------------------------------------------------------------------------------------------------
    Adjusted shares outstanding                        4,747     3,843                      4,330     3,845
- ------------------------------------------------------------------------------------------------------------

  Net income per common share                          $0.12     $0.08                      $0.22     $0.11
============================================================================================================


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